                                                                      Exhibit 11

                       COMPUTATION OF PER SHARE EARNINGS

         The table below presents information necessary for the computation of loss per share of the Common Stock, on both a primary and fully diluted basis, for the three months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994.

                                               Three Months Ended June 30,              Year Ended December 31,
                                               ---------------------------     ---------------------------------------
                                                   1997           1996            1996           1995          1994
                                                   ----           ----            ----           ----          ----
        Net loss applicable to shares of
          Common Stock and Common
          Stock equivalents                            $-0-          $-0-            $-0-           $-0-          $-0-

        Average number of shares of
          Common Stock outstanding              16,377,951     16,377,951      16,377,951     16,377,951    16,377,951
        Common Stock equivalents                    --             --              --             --            --
                                                ----------     ----------      ----------     ----------     ---------
        Total shares of Common Stock and
          Common Stock equivalents
                                                16,377,951     16,377,951      16,377,951     16,377,951    16,377,951
                                                ==========     ==========      ==========     ==========    ==========
        Primary and fully diluted loss
          per share of Common Stock                   $-0-           $-0-            $-0-           $-0-          $-0-

         Common Stock equivalents are considered anti-dilutive because of the net losses incurred by the Company.